Exhibit 15.4

Johan Odendaal

Minxcon (Pty) Ltd

Suite 5 Coldstream Office Park,

Cnr Hendrik Potgieter and Van Staden Roads,

Little Falls, Roodepoort,

South Africa

CONSENT OF QUALIFIED PERSON

I, Johan Odendaal, consent to the public filing of the technical report titled An Independent Qualified Persons’ Report on Bokoni Platinum Mine, Limpopo Province, South Africa and dated March 22, 2012 (the “Technical Report”) by Anooraq Resources Corporation.

I also consent to any extracts from or a summary of the Technical Report in the annual report on Form 20-F for the year ended December 31, 2011 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations (the “MD&A”) for the year ended December 31, 2011 of Anooraq Resources Corporation.

I certify that I have read the annual report on Form 20-F and the MD&A being filed by Anooraq Resources Corporation and that it fairly and accurately represents the information in the sections of the technical report for which I am responsible.

DATED the 26th day of March, 2012.

/s/ Johan Odendaal
Johan Odendaal